Exhibit 99.05

Southern Company
Consolidated Earnings
As Reported
(In Millions of Dollars)

	Three Months Ended June			Year-to-Date June
	2019	2018	Change	2019	2018	Change
Income Account-
Retail Electric Revenues-
Fuel	$919	$1,022	$(103)	$1,723	$2,049	$(326)
Non-Fuel	2,621	2,718	(97)	4,900	5,259	(359)
Wholesale Electric Revenues	542	616	(74)	1,041	1,239	(198)
Other Electric Revenues	161	170	(9)	331	330	1
Natural Gas Revenues	689	706	(17)	2,163	2,314	(151)
Other Revenues	166	395	(229)	352	808	(456)
Total Revenues	5,098	5,627	(529)	10,510	11,999	(1,489)
Fuel and Purchased Power	1,115	1,339	(224)	2,135	2,707	(572)
Cost of Natural Gas	191	228	(37)	877	949	(72)
Cost of Other Sales	84	279	(195)	203	568	(365)
Non-Fuel O & M	1,316	1,523	(207)	2,628	2,972	(344)
Depreciation and Amortization	755	783	(28)	1,506	1,552	(46)
Taxes Other Than Income Taxes	299	316	(17)	628	671	(43)
Estimated Loss on Plants Under Construction	4	1,060	(1,056)	6	1,105	(1,099)
(Gain) Loss on Dispositions, net	(8)	36	(44)	(2,506)	36	(2,542)
Total Operating Expenses	3,756	5,564	(1,808)	5,477	10,560	(5,083)
Operating Income	1,342	63	1,279	5,033	1,439	3,594
Allowance for Equity Funds Used During Construction	31	32	(1)	63	63	—
Earnings from Equity Method Investments	33	31	2	81	72	9
Interest Expense, Net of Amounts Capitalized	429	470	(41)	859	928	(69)
Other Income (Expense), net	99	78	21	176	138	38
Income Taxes (Benefit)	145	(139)	284	1,505	(25)	1,530
Net Income (Loss)	931	(127)	1,058	2,989	809	2,180
Less:
Dividends on Preferred Stock of Subsidiaries	3	4	(1)	7	8	(1)
Net Income Attributable to Noncontrolling Interests	29	23	6	—	17	(17)
NET INCOME (LOSS) ATTRIBUTABLE TO SOUTHERN COMPANY	$899	$(154)	$1,053	$2,982	$784	$2,198

Notes

- Certain prior year data may have been reclassified to conform with current year presentation.